MutualFirst Announces Third Quarter 2011 Earnings

MUNCIE, Ind., Oct. 25, 2011 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income to common shareholders for the third quarter ended September 30, 2011 of $596,000, or $.09 for basic and diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2010 of $1.2 million, or $.17 for basic and diluted earnings per common share. Annualized return on assets was .41% and return on average tangible common equity was 2.37% for the third quarter of 2011 compared to .45% and 4.77% respectively, for the same period of last year.

Net income available to common shareholders for the nine months ended September 30, 2011 was $682,000, or $.10 for basic and diluted earnings per common share compared to net income available to common shareholders of $3.4 million, or $.49 for basic and diluted earnings per common share for the nine months ended September 30, 2010. Annualized return on assets was .23% and return on average tangible common equity was .93% for the nine months ended in 2011 compared to .43% and 4.73% respectively, for the same period of last year.

In the third quarter of 2011, MutualFirst Financial, Inc. completely exited TARP by fully repaying $32.3 million for the preferred stock issued by the United States Treasury and repurchasing all of the outstanding warrants held by the United States Treasury. The transaction accelerated $460,000 of preferred stock amortization in the third quarter of 2011. Without the increased amortization expense, net income to common shareholders for the third quarter of 2011 would have been $1.1 million, or $.15 for basic and diluted earnings per common share.

"We were pleased to complete the redemption of TARP-related preferred stock and warrants during this quarter. The TARP funding allowed added protection to shareholders and depositors at a time when there was much uncertainty in financial markets," said David W. Heeter, President and CEO. Heeter continued, "We were also pleased to be selected among healthy financial institutions to participate in the Small Business Lending Fund (SBLF) in support of our small business lending operations. We believe our participation in the SBLF program is a great opportunity for MutualFirst through MutualBank to continue to meet and expand our ability to deliver credit products to small businesses in the communities we serve."

Other financial highlights for the third quarter ended September 30, 2011 included:

  Gross loans declined by $5.7 million in the third quarter of 2011.
  Deposits increased $16.6 million in the third quarter of 2011.
  Tangible common equity increased to 7.20% in the third quarter of 2011.
  Non-accrual loans declined $4.3 million compared to September 30, 2010, while restructured loans, performing to their restructured agreements, increased $10.9 million.  Non-performing assets to total assets increased to 3.26% compared to 2.67% as of September 30, 2010 and June 30, 2011, mainly a result of the increase in restructured loans.
  Net charge offs on an annualized basis were 1.11% in the third quarter of 2011 compared to .78% in the same period of 2010.  Net charge offs on a linked quarter increased from .64%.
  Net interest margin was 3.19% for the third quarter of 2011 compared to 3.23% in the same period of 2010.   On a linked quarter basis, net interest margin remained unchanged.
  Non-interest income for the quarter ended September 30, 2011 increased $1.0 million compared to the same period in 2010.  On a linked quarter basis, non-interest income increased $1.3 million.
  Non-interest expense for the third quarter of 2011 was $75,000 less than the same period in 2010.  Non-interest expense was basically the same on a linked quarter basis.

Balance Sheet

Assets increased $25.7 million as of September 30, 2011 compared to December 31, 2010, primarily due to the $43.4 million increase in investment securities and the $25.2 million increase in other assets, which was primarily due to a securities trade occurring in the third quarter, but not settling until early in the fourth quarter. These increases were partially offset by the $44.7 million decrease in gross loans held for investment and sale. The increase in investment securities was in shorter term government agency mortgage- backed securities, and was primarily funded by proceeds from loan payments and increased deposits. In the third quarter of 2011, gross loans held for investment decreased $5.7 million as consumer loans decreased $6.7 million and commercial loans decreased $2.0 million. These decreases were partially offset by increases in mortgage loans of $3.0 million in the third quarter of 2011.

Deposits increased by $56.6 million as the Bank has seen increased activity in all of its markets for core deposit relationships in 2011. The increase in deposits has been primarily in core transactional accounts which increased $60.8 million while certificates of deposit decreased $4.2 million in the nine months ended of 2011. Core transactional deposits increased to 43% of the Bank's total deposits as of September 30, 2011 compared to 40% as of December 31, 2010. The increase in deposits allowed the Bank to retire higher rate maturing debt, mainly FHLB advances, of $33.9 million in the first nine months of 2011.

Allowance for loan losses increased by $109,000, to $16.5 million as of September 30, 2011 compared to December 31, 2010. Net charge offs in the third quarter were $2.7 million, or 1.11% of total loans on an annualized basis. Net charge offs for the first nine months of 2011 was $9.0 million, or 1.24% of total loans on an annualized basis. The allowance for loan losses to non-performing loans as of September 30, 2011 was 42.34% compared to 42.16% as of December 31, 2010. The allowance for loan losses to total loans as of September 30, 2011 was 1.72%, an increase from December 31, 2010. Heeter commented, "We believe that our allowance for loan losses adequately reflects the risk in our portfolio and the current risk in the economy as we move forward."

Stockholders' equity was $133.3 million at September 30, 2011, an increase of $2.2 million from December 31, 2010. The increase was due primarily to unrealized gains on securities of $6.3 million and net income of $2.4 million. This increase was partially offset by a $4.4 million reduction in capital by paying off TARP-related securities, including redeeming the warrants netted against receipt of funds through the SBLF. Other decreases in capital were dividend payments of $1.3 million to common shareholders and $1.3 million to preferred shareholders. The Company's tangible book value per share as of September 30, 2011 increased to $14.42 compared to $13.49 as of December 31, 2010 and tangible common equity ratio was 7.20% as of September 30, 2011 compared to 6.93% as of December 31, 2010. The Bank's risk-based capital ratio was well in excess of "well-capitalized" levels as defined by all regulatory standards as of September 30, 2011.

Income Statement

Net interest income before the provision for loan losses decreased $220,000 for the quarter ended September 30, 2011 compared to the same period in 2010. The decrease was a result of a decline in average earning assets of $8.3 million comparing the third quarter of 2011 with the same period in 2010. On a linked quarter basis, net interest income before the provision for loan losses decreased $159,000 primarily due to average earning assets decreasing by $20.4 million.

Net interest income before the provision for loan losses decreased $717,000 for the nine months ended of 2011 compared to the same period in 2010. The decrease was a result of the decline in the net interest margin from 3.22% in the first nine months of 2010 to 3.18% in the first nine months of 2011 and a decline in average earning assets of $10.9 million.

The provision for loan losses for the third quarter of 2011 increased to $3.2 million compared to $2.2 million during last year's comparable period. The increase was attributable to increased net charge offs in the third quarter of 2011 compared to 2010. Non-performing loans to total loans at September 30, 2011 was 4.06% compared to 3.11% at September 30, 2010. Non-performing assets to total assets were 3.26% at September 30, 2011 compared to 2.67% at September 30, 2010. Net charge offs for the third quarter of 2011 were $2.7 million, or 1.11% of loans on an annualized basis compared to $2.0 million, or .78% of loans on an annualized basis in the third quarter of 2010.

The provision for loan losses for the first nine months of 2011 increased to $9.1 million compared to $5.3 million during last year's comparable period. The increase was primarily due to net charge offs of $9.0 million in the first nine months of 2011 compared to net charge offs of $5.2 million in the same period in 2010. Non-performing loans to total loans at September 30, 2011 were 4.06% compared to 3.90% at December 31, 2010. Non-performing loans increased $94,000 as of September 30, 2011 compared to December 31, 2010 as a result of an increase in restructured loans of $4.8 million, partially offset by a decline in nonaccrual loans of $4.2 million and a decline of $443,000 in accruing loans 90 days or more. All restructured loans were performing as of September 30, 2011. In October 2011, one restructured loan had a large pay down of $3.6 million which is not reflected in the quarter end ratios. Non-performing assets to total assets were 3.26% at September 30, 2011 compared to 3.20% at December 31, 2010. The increase in non-performing assets was mainly due to the increase in restructured loan balances as of September 30, 2011.

Non-interest income for the third quarter of 2011 was $4.7 million, an increase of $1.0 million compared to the third quarter of 2010. Gain on sale of investments increased $2.1 million in the third quarter of 2011 compared to the same period in 2010. This increase was partially offset by a decrease in gain on loan sales of $601,000, a result of decreased mortgage banking activity; and a decrease in mortgage servicing fees of $371,000 primarily due to a $355,000 impairment on mortgage servicing rights due to the interest rate environment in the third quarter of 2011. The increase of cash surrender value of life insurance also decreased by $284,000 primarily due to a policy benefit being paid in the third quarter of 2010, which was not repeated in 2011. On a linked quarter basis, non-interest income increased $1.3 million, primarily due to the same reasons mentioned above.

Non-interest income for the nine months ended of 2011 was $11.0 million, an increase of $805,000 compared to the same period of 2010. Increases in gain on sale of investments increased by $1.8 million primarily due to increased sales in investment securities and the stabilization of values for trust preferred securities which resulted in a $633,000 decrease in other than temporary impairment. Other declines in non-interest income included service charges on deposit accounts which decreased by $263,000 primarily due to regulatory changes and gain on loan sales which decreased by $725,000 primarily due to decreased loan production.

Non-interest expense decreased $75,000 when comparing the third quarter of 2011 with that of 2010. FDIC expense related to deposit insurance decreased $135,000 due to the new FDIC fee structure, salaries and benefits decreased $75,000 and occupancy and equipment expense decreased $75,000. These decreases were partially offset by increased marketing expense of $157,000 and increased professional fees of $127,000.

Non-interest expense decreased $356,000 when comparing the first nine months of 2011 with that of 2010. Repossessed asset expenses decreased by $284,000, software maintenance expense decreased by $208,000 and FDIC expense related to deposit insurance decreased $195,000 in the first nine months of 2011 compared to the same period in 2010. These decreases were partially offset by increased salary and benefit expense of $121,000, increased professional fees of $278,000, and increased marketing expense of $153,000.

"The current economic, regulatory and interest rate environments have each created their own challenges. We continue to navigate through these challenges to provide and create value to our shareholders," commented Heeter.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST Financial, Inc.

	September 30,	June 30,	December 31,
Balance Sheet (Unaudited):	2011	2011	2010
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$37,846	$34,287	$26,821
Investment securities - AFS	288,529	304,463	245,165
Loans held for sale	1,392	654	10,483
Loans, gross	959,706	965,440	995,273
Allowance for loan loss	(16,481)	(15,957)	(16,372)
Net loans	943,225	949,483	978,901
Premise and equipment	31,816	32,305	32,966
FHLB of Indianapolis stock	14,391	14,391	16,682
Investment in limited partnerships	3,241	3,368	3,624
Cash surrender value of life insurance	46,673	46,328	45,566
Prepaid FDIC premium	3,120	3,427	4,208
Core deposit and other intangibles	3,640	3,919	4,533
Deferred income tax benefit	15,590	16,616	20,030
Other assets	43,146	20,691	17,923
Total assets	$1,432,609	$1,429,932	$1,406,902

Liabilities and Stockholders' Equity
Deposits	$1,178,121	$1,161,570	$1,121,569
FHLB advances	94,634	106,656	128,538
Other borrowings	12,604	12,794	13,167
Other liabilities	13,951	12,890	12,488
Stockholders' equity	133,299	136,022	131,140
Total liabilities and stockholders' equity	$1,432,609	$1,429,932	$1,406,902

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Income Statement (Unaudited):	2011	2011	2010	2011	2010
	(000)	(000)	(000)	(000)	(000)

Total interest income	$15,249	$15,807	$16,725	$46,739	$51,373
Total interest expense	4,854	5,253	6,110	15,475	19,392

Net interest income	10,395	10,554	10,615	31,264	31,981
Provision for loan losses	3,200	1,700	2,225	9,100	5,275
Net interest income after provision
for loan losses	7,195	8,854	8,390	22,164	26,706

Non-interest income
Fees and service charges	1,862	1,726	1,829	5,193	5,456
Net gain (loss) on sale of investments	1,764	1	(381)	1,839	(61)
Other than temporary impairment of securities	0	0	(98)	(193)	(826)
Equity in losses of limited partnerships	(107)	(116)	(128)	(256)	(382)
Commissions	879	1,005	896	2,835	2,920
Net gain (loss) on loan sales	245	349	846	685	1,410
Net servicing fees	(337)	18	34	(292)	102
Increase in cash surrender value of life insurance	346	374	630	1,071	1,385
Other income	34	17	15	101	174
Total non-interest income	4,686	3,374	3,643	10,983	10,178

Non-interest expense
Salaries and benefits	5,240	5,340	5,315	16,103	15,982
Occupancy and equipment	1,328	1,390	1,403	4,180	4,202
Data processing fees	373	379	363	1,153	1,162
Professional fees	433	376	306	1,169	891
Marketing	453	300	296	1,053	900
Deposit insurance	330	332	465	1,170	1,365
Software subscriptions and maintenance	338	313	377	969	1,177
Intangible amortization	280	306	327	894	1,033
Repossessed assets expense	301	368	308	1,104	1,388
Other expenses	982	958	973	2,802	2,853
Total non-interest expense	10,058	10,062	10,133	30,597	30,953

Income before taxes	1,823	2,166	1,900	2,550	5,931
Income tax provision (benefit)	375	485	279	114	1,192
Net income	1,448	1,681	1,621	2,436	4,739
Preferred stock dividends and amortization	852	451	451	1,754	1,352
Net income available to common shareholders	$596	$1,230	$1,170	$682	$3,387

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		9/30/2011			9/30/2010
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$22,612	$17	0.30%	$52,893	$48	0.36%
Mortgage-backed securities:
Available-for-sale	280,901	1,963	2.80	175,119	1,420	3.24
Held-to-maturity	0	0	-	6,535	62	3.79
Investment securities:
Available-for-sale	22,253	170	3.06	31,023	217	2.80
Loans receivable	964,061	12,992	5.39	1,028,340	14,908	5.80
Stock in FHLB of Indianapolis	14,391	107	2.97	18,632	70	1.50
Total interest-earning assets (3)	1,304,218	15,249	4.68	1,312,542	16,725	5.10
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	118,638			131,533
Total assets	$1,422,856			$1,444,075

Interest-Bearing Liabilities:
Demand and NOW accounts	$217,885	292	0.54	$178,153	243	0.55
Savings deposits	96,565	27	0.11	89,539	34	0.15
Money market accounts	70,915	127	0.72	72,410	158	0.87
Certificate accounts	654,746	3,458	2.11	674,358	4,123	2.45
Total deposits	1,040,111	3,904	1.50	1,014,460	4,558	1.80
Borrowings	110,140	949	3.45	171,728	1,552	3.62
Total interest-bearing accounts	1,150,251	4,853	1.69	1,186,188	6,110	2.06
Non-interest bearing deposit accounts	124,757			108,519
Other liabilities	12,312			13,956
Total liabilities	1,287,320			1,308,663
Stockholders' equity	135,536			135,412
Total liabilities and stockholders' equity	$1,422,856			$1,444,075

Net earning assets	$153,967			$126,354

Net interest income		$10,396			$10,615

Net interest rate spread			2.99%			3.04%

Net yield on average interest-earning assets			3.19%			3.23%

Average interest-earning assets to
average interest-bearing liabilities			113.39%			110.65%

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2011	2011	2010	2011	2010

Share and per share data:
Average common shares outstanding
Basic	6,911,597	6,903,151	6,877,481	6,902,676	6,869,547
Diluted	6,927,433	7,005,882	6,887,204	6,992,429	6,877,682
Per common share:
Basic earnings	$0.09	$0.18	$0.17	$0.10	$0.49
Diluted earnings	$0.09	$0.18	$0.17	$0.10	$0.49
Dividends	$0.06	$0.06	$0.06	$0.18	$0.18

Dividend payout ratio	66.67%	33.33%	35.29%	180.00%	36.73%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.41%	0.46%	0.45%	0.23%	0.43%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	2.37%	5.14%	4.77%	0.93%	4.73%
Interest rate spread information:
Average during the period(1)	2.99%	2.99%	3.04%	2.98%	3.03%

Net interest margin(1)(2)	3.19%	3.19%	3.23%	3.18%	3.22%

Efficiency Ratio	66.69%	72.24%	71.07%	72.42%	73.42%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	113.39%	112.32%	110.65%	112.80%	109.98%

Allowance for loan losses:
Balance beginning of period	$15,957	$15,797	$16,248	$16,372	$16,414
Charge offs:
One- to four- family	464	820	1,109	2,655	1,833
Multi-family	0	0	15	0	247
Commercial real estate	2,017	292	702	5,582	1,738
Construction or development	0	0	0	0	0
Consumer loans	556	652	477	1,636	2,288
Commercial business loans	0	0	8	0	8
Sub-total	3,037	1,764	2,311	9,873	6,114

Recoveries:
One- to four- family	63	59	37	166	183
Multi-family	0	0	0	0	0
Commercial real estate	64	1	25	65	93
Construction or development	0	0	0	0	0
Consumer loans	234	164	256	651	629
Commercial business loans	0	0	0	0	0
Sub-total	361	224	318	882	905

Net charge offs	2,676	1,540	1,993	8,991	5,209
Additions charged to operations	3,200	1,700	2,225	9,100	5,275
Balance end of period	$16,481	$15,957	$16,480	$16,481	$16,480

Net loan charge-offs to average loans (1)	1.11%	0.64%	0.78%	1.24%	0.67%

	September 30,	June 30,	December 31,	September 30,
	2011	2011	2010	2010

Total shares outstanding	6,987,586	6,986,586	6,984,754	6,984,754
Tangible book value per share	$14.42	$14.27	$13.49	$13.80
Tangible common equity to tangible assets	7.20%	7.19%	6.93%	6.91%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$9,099	$9,520	$14,426	$14,308
Commercial real estate	13,129	10,435	10,977	11,635
Consumer loans	2,277	2,553	3,713	2,932
Commercial business loans	1,433	1,144	1,067	1,317
Total non-accrual loans	25,938	23,652	30,183	30,192
Accruing loans past due 90 days or more	1,103	1,038	1,546	366
Restructured loans	11,882	5,431	7,100	1,027
Total nonperforming loans	38,923	30,121	38,829	31,585
Real estate owned	6,703	7,151	5,030	5,686
Other repossessed assets	1,019	937	1,097	1,142
Total nonperforming assets	$46,645	$38,209	$44,956	$38,413

Asset Quality Ratios:
Non-performing assets to total assets	3.26%	2.67%	3.20%	2.67%
Non-performing loans to total loans	4.06%	3.12%	3.90%	3.11%
Allowance for loan losses to non-performing loans	42.34%	52.98%	42.16%	52.18%
Allowance for loan losses to loans receivable	1.72%	1.65%	1.64%	1.62%

(1) Ratios for the three and nine month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. +1-765-747-2945